Shareholder Update

Annual Meeting Results
An annual meeting of the Fund's shareholders was held on August 27, 2001. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.


(1)  The Fund's shareholders elected the following ten directors:

				Shares	Shares Withholding
				Voted For	Authority to Vote
Robert J. Dayton		18,946,179	1,304,475
Andrew S. Duff			20,035,916	212,738
Roger A. Gibson			20,045,415	204,239
Andrew M. Hunter III		20,044,523	205,131
Leonard W. Kedrowski		20,042,880	206,774
John M. Murphy, Jr.		20,041,389	208,265
Richard K. Riederer		20,043,388	206,266
Joseph D. Strauss		20,040,012	209,642
Virginia L. Stringer		20,030,791	218,863
James M. Wade			20,045,367	204,287


(2) The Fund's shareholders ratified the selection by the Fund's board of directors of Ernst & Young as the independent public accountants for the Fund for the fiscal year ending
May 31, 2002.  The following votes were cast regarding this matter:

   Shares	Shares		  		  	Broker
Voted For	Voted Against 	Abstentions		Non Votes
20,009,215	84,000		   156,345                  4